UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 26, 2008
Aflac Incorporated

(Exact name of registrant as specified in its charter)

Georgia	001-07434	58-1167100

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1932 Wynnton Road, Columbus, Georgia		31999

(Address of principal executive offices)		(Zip Code)
706.323.3431

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On August 26, 2008, Aflac Incorporated entered into an agreement for a share repurchase program with Goldman, Sachs & Co. (“GS&Co.”). Under the agreement, which terminates February 18, 2009, Aflac paid $825 million to GS&Co. for the repurchase of a variable number of its shares over the stated contract period. In connection with the agreement, GS&Co. will deliver 6.0 million shares on December 23, 2008, and 5.0 million shares on January 5, 2009. Final settlement of the agreement will occur on the agreement termination date, at which time Aflac may receive additional shares of its common stock, or may be required to remit, at its option cash or additional shares of its common stock, based upon the volume weighted average price of its common shares for a specified period during the term of the agreement. The repurchase was funded with internal capital. Aflac is acquiring these shares as a part of previously announced share repurchase authorizations by its board of directors that had 43.1 million shares available for purchase as of August 26, 2008. The shares will be held in treasury.
     The foregoing description of the share repurchase program is qualified in its entirety by reference to the Master Confirmation, the Form of Supplemental Confirmation, the Form of Trade Notification and the Form of Counterparty Settlement Provisions (collectively, the Confirmation) for the transaction, copies of which are attached hereto as Exhibit 10.1 and incorporated herein by reference. The Confirmation contains the terms governing the transaction, including, but not limited to, the mechanism used to determine the final settlement of the program, the settlement terms, the circumstances under which the program may be terminated early, and various acknowledgements, representations and warranties made by Aflac and GS&Co.
     GS&Co. and certain of its affiliates have engaged, and may in the future engage, in financial advisory, investment banking and other services for Aflac.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

10.1	-	Master Confirmation, the Form of Supplemental Confirmation, the Form of Trade Notification and the Form of Counterparty Settlement Provisions, dated August 26, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aflac Incorporated

August 26, 2008	/s/ Ralph A. Rogers, Jr.

(Ralph A. Rogers, Jr.) Senior Vice President, Financial Services Chief Accounting Officer

EXHIBIT INDEX:

10.1	-	Master Confirmation, the Form of Supplemental Confirmation, the Form of Trade Notification and the Form of Counterparty Settlement Provisions, dated August 26, 2008